FORM 45-102F2

CERTIFICATE UNDER SUBSECTION 2.7(2) OR (3) OF
MULTILATERAL INSTRUMENT 45-102 RESALE OF SECURITIES

Complete 1. or 2.

1.	Rubicon Minerals Corporation has distributed securities under a provision listed in Appendix D or E to Multilateral Instrument 45-102 or a provision of securities legislation that specifies that the first trade of the securities is subject to section 2.5 or 2.6 of Multilateral Instrument 45-102 and hereby certifies that in respect of a distribution on June 5, 2003 of 60,000 common shares through the exercise of warrants at a price of $0.65, Rubicon Minerals Corporation was a qualifying issuer within the meaning of Multilateral Instrument 45-102 Resale of Securities at the distribution date.

DATED at Vancouver this 12th day of July 2003.

Rubicon Minerals Corporation

By: "David W. Adamson"
____________________________
David W. Adamson
President & CEO

INSTRUCTIONS:

1.	If the distribution date is on or after the effective date of Multilateral Instrument 45-102 and the issuer or selling security holder has completed 1. above, file this form on or before the tenth day after the distribution date with the securities regulatory authority in each jurisdiction in which a purchaser of the securities is located and section 2.7 of Multilateral Instrument 45-102 has been implemented. Section 2.7 has been implemented in Alberta, British Columbia, Newfoundland, Northwest Territories, Nova Scotia, Nunavut, Ontario and Saskatchewan.

2.	If the issuer has completed 2. above, file this form with the securities regulatory authority in each jurisdiction in which a purchaser of the securities is located and section 2.7 of Multilateral Instrument 45-102 has been implemented.